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                                                                    Exhibit 10.7


      This SHARE TRANSFER AGREEMENT is made as of the 4th day of June, 1997.

AMONG:

      USA WASTE SERVICES, INC., a Delaware company ("USA Waste"), having an office at 1275 North Service Road West, Suite 700, Oakville, Ontario, L6M 3G4 (the "Vendor")

and:

      1233666 ONTARIO INC., a corporation duly constituted under the laws of Ontario and having an address at Unit 213, 2511 Lakeshore Road West, Oakville, Ontario, L6L 6L9 (the "Purchaser")

and:

      MR. LYNN BISHOP, a Businessman of the Hamlet of Sherwood Park, in the Province of Alberta (the "Shareholder")

      WHEREAS, the Vendor wishes to sell and the Purchaser wishes to buy all of the shares held by the Vendor in the capital stock of WESTERN CANADIAN WASTE SERVICES INC., a company incorporated under the laws of the Province of Alberta (the "Company");

      AND WHEREAS, the Vendor entered into an unanimous shareholders' agreement (the "Shareholders Agreement") relating to the Company made effective as of the 24th day of November, 1994 with Mr. Lynn Bishop, a copy of which is attached as Schedule "A" to this Agreement;

      AND WHEREAS, the Shareholder consents to the sale and transfer of the Shares by and from the Vendor to the Purchaser and the release of the Vendor from the Shareholders Agreement;

      AND WHEREAS, the Shareholder and the Purchaser intend to enter into a new shareholders agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, it is agreed as follows:
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                                      -2-


1. Shares.

      Subject to the provisions of this Agreement, the Vendor hereby sells to the Purchaser, and the Purchaser shall accept and pay for, all of the share in the capital stock of the Company owned by the Vendor, being one hundred (100) Class "A" shares (which shares are hereinafter collectively called the "Shares"). The Vendor represents and warrants to the Purchaser that: (i) it owns the Shares free and clear of all claims, liens or encumbrances whatsoever, and has the authority to sell and deliver the Shares to the Purchaser; and (ii) the Vendor shall obtain a clearance certificate with respect to section 116 of the Income Tax Act of Canada on or before June 30th, 1997.

2. Price and Payment.

      The Purchaser shall pay the Vendor the amount of FOURTEEN MILLION ONE HUNDRED and TWENTY-ONE THOUSAND DOLLARS ($14,121,000.00) as the total purchase price for the Shares, the shareholder's loan set out in Section 7 below and the advisory fee described in the last paragraph of this Section 2. The purchase price shall be paid as follows:

(a)   the amount of $3,175,000.00 shall be paid on or before June 30th, 1997;

(b)   the amount of $3,200,000.00 shall be paid on or before July 15th, 1997;

(c) the Purchaser shall make monthly payments of interest only on the last day of each month, calculated at 6.75% per year from the Closing date, on the outstanding principal for such month;

(d) the Purchaser shall make annual installment payments of $775,000.00 each on the first and second anniversary date of the Closing date; and

(e) the Purchaser shall pay the remaining principal balance and interest in full on the third anniversary of the Closing date.

Attached as Schedule "B" is an unexecuted promissory note setting out the foregoing payments, which note the Purchaser shall execute and deliver to the Vendor at Closing.

      As security for the payment of the purchase price, the Purchaser hereby pledges the Shares to the Vendor and the Vendor shall hold the Shares in trust for the benefit of the Purchaser and shall release such Shares to the Purchaser forthwith upon the payment of that part of the purchase price set out in Section 2 (a) and the discharge of the guarantees set out in Section 4. Notwithstanding the foregoing sentence, the Vendor agrees to postpone its security interest in the Shares to the security interest of a third party lender to the Purchaser, on notice in writing to the
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                                      -3-


Vendor by the Purchaser, and the Vendor will execute and deliver such documents as may reasonably be required by the Purchaser to evidence such postponement

      The Purchaser and Vendor acknowledge that $500,000.00 of the purchase price is allocated as an advisory fee in favor of the Vendor in rendering advice to the Purchaser and assisting in the refinancing required by the Purchaser in discharging the guarantee set out in Section 4 below, which allocated monies shall be treated as a fully deductible expense to the Purchaser and revenue to the Vendor. The balance of the purchase price shall be allocated as follows:

      (a)   $7,356,844.00 to the Shareholder Loan in Section 7; and

      (b)   $6,264,156.00 to the Shares.

3. Price Adjustment.

      The Vendor represents and warrants to the Purchaser that the projected earnings before interest, depreciation and amortization ("EBITDA") of the Company for the twelve month period immediately following the 30 day period after the Closing date shall not be less than $2,200,000.00. In the event the EBITDA in such twelve month period is less than $2,200,000.00 then the purchase price shall be reduced by 4.5 times the amount of any such shortfall in the EBITDA, provided always that no reduction in the purchase price shall be made by reason of a shortfall in the EBITDA arising from:

(a) the cancellation of any of the customer contracts or accounts or the withholding or reduction of any amounts otherwise payable pursuant to such customer contracts or accounts as a result of the Company's default during the said 12 month period;

(b) any failure of the Company to comply with applicable laws, regulations, by-laws, permits or any other authorizations, orders or judgments relating to the conduct of the business of the Company during the said 12 month period;

(c) any event of force majeure which affects the Company and which causes a disruption in service to the customers of the Company, including but not limited to unusually severe weather, labour disruptions (including strikes, lockouts or work-to-rule actions), earthquakes, fires, blockage or failure of transportation systems, or change in the laws applicable to the conduct of the business of the Company which increases the costs of doing business; and

(d) any material increase from or after the Closing date in the costs reasonably and properly incurred by the Company in the conduct of its business, as measured against the historical costs incurred by the Company in the conduct of its business, and any sales, general or administrative costs in excess of 9% of the gross revenues of the Company.
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                                       -4-


In calculating the EBITDA the parties shall treat any event referred to in subsections (a) through (d) above as if it had not occurred for the purposes of such calculation, and shall project the applicable EBITDA accordingly based upon historical information and the best information available to the parties.

      The parties shall exercise their best efforts to complete the aggregate EBITDA calculation and corresponding price adjustment, if any, by September 30th, 1998, failing which either party may take the matter to arbitration in accordance with and subject to the provisions of the Arbitration Act of Ontario, and for the purposes of any such arbitration the parties shall promptly select a person from a chartered accounting firm to act as the sole arbitrator.

4. Financial Arrangements

      The Vendor represents and warrants to the Purchaser that the limited recourse guarantee given by the Vendor to the Canadian Imperial Bank of Commerce, as set out in Schedule "C", is in good standing and there have been no defaults or claims under such guarantee, nor to the Vendor's knowledge are any defaults or claims thereunder threatened or pending, and that the Vendor shall maintain the said guarantee in place and in good standing for the six month period following the Closing date, and honor the said guarantee during such six month period.

      The Shareholder represents and warrants to the Purchaser that the loans and banking arrangements set out in Schedule "C" are in good standing and there have been no defaults or claims with respect to such banking arrangements, nor the Shareholder's knowledge are any defaults or claims threatened or pending with respect to any such banking arrangements.

      The Purchaser shall cause all of the guarantees made by the Vendor with respect to the loans and banking arrangements set out in Schedule "C" to be released on or before the date six months after the Closing date.

5. Shareholders Agreement.

      The Shareholder and the Vendor agree that the Shareholders Agreement shall forthwith be terminated and that both parties thereto are hereby released from all obligations, claims and liabilities whatsoever relating to or arising with respect to the Shareholders Agreement, whether past, present or future, known or unknown, contingent or otherwise. The Purchaser and the Shareholder may enter into a shareholder's agreement as they may deem appropriate.

6. Survival of Representations and Warranties

      The representations and warranties of the parties set out in this Agreement shall survive the Closing and remain in full force and effect for a period
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                                      -5-


of 18 months following the Closing date, after which period all such representations and warranties shall terminate and be null and void and no longer actionable by the parties.

7. Shareholder's Loan.

      The Shareholder and Vendor represent and warrant to the Purchaser that the shareholder's loan in the amount of $7,356,844.00 set out on the balance sheet of the Company dated March 31, 1997 (the "Shareholder Loan") is owed to the Vendor alone. The Vendor shall at Closing assign the Shareholder Loan to the Purchaser, and hereby represents and warrants to the Purchaser that it is able to assign the said loan to the Purchaser at Closing free and clear of all liens, claims or encumbrances whatsoever.

8. Liabilities.

      The Purchaser will not assume and will not be liable for, and the Vendor will indemnify the Purchaser from and against all obligations, commitments and liabilities (whether absolute, accrued or contingent) of the Company which are not accounted for, accrued or otherwise reserved or provided for in the balance sheet of the Company dated March 31st, 1997, related to, arising from, asserted against or associated with events to the extent occurring prior to the Closing date. Without limiting the generality of the foregoing, the Purchaser shall have no liability for and shall be indemnified by the Vendor for each of the following:

(a) all liabilities, claims, proceedings, demands or litigation and obligations or debts in respect of or relating to the Company prior to the Closing date;

(b) all liabilities, for taxes, duties, levies, assessments and other charges, including penalties, interest and fines with respect thereto, payable by the Company to any federal, provincial, municipal or other government agency, including without limitation any taxes in respect of or measured by the sale, consumption or performance by the Vendor of any service prior to the Closing date or any tax payable in respect of remuneration payable to all persons employed by the Company prior to the Closing date;

(c) all liabilities and obligations with respect to the employees of the Company, including any obligations relating to salary, bonuses, vacation pay, benefits, pensions, collective agreements and termination of any such employee to the extent relating to the period prior to the Closing date;

(d) all liabilities for claims of third parties in respect of events occurring at any time prior to the Closing date, including without limitation any claim in respect of the breach of any applicable environmental laws, regulations, ordinances, by-laws and codes in respect of the Real Property or the operation of the business.
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9. Closing.

      The closing of the purchase and sale contemplated herein shall occur and be completed on or before June 6th, 1997, simultaneously with and subject to the completion of that certain transaction between the Vendor and WMI Waste Management of Canada Inc., at the offices of the Vendor's lawyers in Toronto, Ontario (the "Closing"). At Closing the Vendor shall deliver a copy of the share certificate representing the Shares duly endorsed for transfer to the Purchaser, which Shares shall be held in trust the Vendor pursuant to Section 2 above, and the Purchaser shall pay the purchase price to the Vendor. At Closing the Vendor shall assign and transfer its interests in and to any general security agreement which it may hold with respect to the Shareholder Loan.

10. Further Acts and Effect.

      The parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment files, books and records and do all such further acts and things as may be reasonably required to carry out the transaction contemplated by this Agreement

      This Agreement shall be binding on the parties and their respective successors and permitted assigns. This Agreement may not be assigned by the parties without the prior written consent of all parties, and any amendments to this Agreement shall only be of force and effect if written, stated to be an amendment to this Agreement and signed by the parties.

      This Agreement may be signed in any number of counterparts, all of which shall constitute one and the same Agreement and which shall be binding on the parties hereto.

11. Non-Competition.

      Neither the Vendor nor any affiliated company of the Vendor shall, for a period of 12 months following the Closing date (whether on its own account or as a stockholder, partner, joint venturer, advisor, consultant and/or agent of any person, corporation or other entity) solicit, provide or enter into any arrangement or agreement (whether written, oral, formal or informal) for the provision of solid or special waste collection, removal, or transportation for disposal or recycling services to any customer of the Company as of the date hereof, or use any customer information pertaining to the Company for any such purpose, provided always that the foregoing prohibitions shall not apply to the extent that any such customer arrangements of the Company are subject to tender.
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                                      -7-


12. Applicable Laws.

      This Agreement shall be construed and interpreted in accordance with the laws in force in the Province of Ontario, and the parties hereby attorn to the jurisdiction of the courts of the Province of Ontario.

      IN WITNESS WHEREOF this Agreement has been duly executed by the parties as of the date first written above.

                                             (USA WASTE SERVICES, INC.
                                             (By:
                                             (
                                             (/s/ [ILLEGIBLE]
                                             (---------------------------


                                             (1233666 ONTARIO INC.
                                             (By:
                                             (
                                             (/s/ Tony Busseri
                                             (---------------------------


                                             (
                                             (
    /s/ [ILLEGIBLE]                          (/s/ Lynn Bishop
-------------------------                    (---------------------------
        Witness                               MR. LYNN BISHOP